Exhibit 5

June 17, 2004

SLS International, Inc.

3119 South Scenic

Springfield, Missouri 65807

Ladies and Gentlemen:

You have asked us, as counsel to SLS International, Inc., a Delaware corporation (“Company”), to render our opinion regarding certain matters in connection with a Registration Statement on Form S-8 (“Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 covering 2,000,000 shares (“Shares”) of the Company’s Common Stock, par value $0.001 per share, issuable pursuant to the SLS International, Inc. 2000 Stock Purchase and Option Plan (the “Plan”).

We have examined, or caused to be examined, the Company’s Certificate of Incorporation and Bylaws, as amended to date, the records of its corporate proceedings, the Plan, the Registration Statement and such other documents as we have deemed necessary in connection with the opinion hereinafter expressed.

Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be validly issued and outstanding, fully paid and nonassessable shares of the Company’s Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

FREEBORN & PETERS LLP